RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Bradley S. Vizi
Pennsauken, NJ 08109	info@rcmt.com	Executive Chairman
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES
THIRD QUARTER RESULTS

Pennsauken, NJ – November 6, 2019 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, specialty health care and information technology services, today announced financial results for the thirteen and thirty-nine week periods ended September 28, 2019.

RCM Technologies reported revenue of $40.2 million for the thirteen week period ended September 28, 2019 (the current period), a 5.4% decrease as compared to $42.6 million for the thirteen week period ended September 29, 2018 (the comparable prior year period). Gross profit was $10.6 million for the current period, a 3.4% decrease as compared to $11.0 million for the comparable prior year period.  The Company experienced GAAP operating income of $0.7 million for the current period, as compared to $1.2 million for the comparable prior year period.  GAAP net income was $0.3 million, or $0.03 per diluted share, for the current period as compared to $0.7 million, or $0.06 per diluted share, for the comparable prior year period.

RCM Technologies reported revenue of $142.6 million for the thirty-nine week period ended September 28, 2019 (the current period), a 1.7% decrease as compared to $145.1 million for the thirty-nine week period ended September 29, 2018 (the comparable prior year period). Gross profit was $35.9 million for the current period, a 0.9% decrease as compared to $36.3 million for the comparable prior year period.  The Company experienced GAAP operating income of $4.6 million for the current period, as compared to $3.8 million for the comparable prior year period.  GAAP net income was $3.0 million, or $0.24 per diluted share, for the current period as compared to $2.1 million, or $0.17 per diluted share, for the comparable prior year period.

The Company had adjusted EBITDA (non-GAAP) of $1.1 million for the thirteen weeks ended September 28, 2019, a 29.1% decrease as compared to $1.6 million for the comparable prior year period.  The Company had adjusted EBITDA (non-GAAP) of $5.8 million for the thirty-nine weeks ended September 29, 2018, a 9.4% decrease as compared to $6.4 million for the comparable prior year period.  A reconciliation of adjusted EBITDA (non-GAAP) to EBITDA (non-GAAP) and net income (GAAP) can be found on the fourth page of this press release.

The Company experienced $1.4 million in severance, professional fees and other charges for the thirty-nine week period ended September 29, 2018.  These charges include severance accrued for the Company’s former chief executive officer and related payroll taxes, continuation of certain benefits and professional fees, totaling approximately $0.9 million.  The additional charges of $0.5 million incurred related to transactional financial advisory fees, legal fees associated with defending a frivolous lawsuit with a competitor of the Company, and search fees associated with hiring a senior executive.

Bradley Vizi, Executive Chairman of RCM Technologies, commented, “We continued to experience strong performance from our Health Care & Information Technology segments. While we’re disappointed with the softness in Engineering revenue, we believe we are taking positive steps towards growth in fiscal 2020 and beyond.”

Kevin Miller, Chief Financial Officer of RCM Technologies, added, “We expect strong cash flow through the remainder of the year and in fiscal 2020.”

Conference Call
On Thursday, November 7, 2019, RCM Technologies will host a conference call to discuss these results. The call will begin at 10:00 a.m. Eastern Time.  The dial-in number is (866) 403-9129.

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should,” “are confident” or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company’s services, expectations regarding our future revenues and other financial results, our pipeline and potential project wins and our expectations for growth in our business. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company’s actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Per Share Amounts)

	Thirteen Week Periods Ended
	September 28, 2019	September 29, 2018
Revenue	$40,250	$42,559
Cost of services	29,635	31,571
Gross profit	10,615	10,988
Selling, general and administrative	9,498	9,412
Depreciation and amortization of property and equipment	304	337
Amortization of acquired intangible assets	82	7
Operating income	731	1,232
Other expense, net	(326)	(295)
Income before income taxes	405	937
Income tax expense	70	253
Net income	$335	$684

Diluted net earnings per share data	$0.03	$0.06

	Thirty-Nine Week Periods Ended
	September 28, 2019	September 29, 2018
Revenue	$142,550	$145,081
Cost of services	106,615	108,803
Gross profit	35,935	36,278
Selling, general and administrative	30,165	29,909
Depreciation and amortization of property and equipment	944	1,116
Severance, professional fees and other charges	-	1,371
Amortization of acquired intangible assets	247	40
Operating income	4,579	3,842
Other expense, net	(1,275)	(990)
Income before income taxes	3,304	2,852
Income tax expense	255	736
Net income	$3,049	$2,116

Diluted net earnings per share data	$0.24	$0.17

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	September 28, 2019	December 29, 2018
	(Unaudited)
Cash and cash equivalents	$393	$482
Accounts receivable, net	$57,470	$52,335
Total current assets	$64,928	$58,811
Total assets	$91,740	$81,510
Total current liabilities	$21,421	$23,188
Borrowing under line of credit	$31,735	$27,540
Net debt (borrowings less cash)	$31,342	$27,058
Total liabilities	$60,689	$54,311
Stockholders’ equity	$31,051	$27,199

RCM Technologies, Inc.
Supplemental Operating Results on a Non-GAAP Basis
(Unaudited)
(In Thousands)

The following non-GAAP data, which adjusts for the categories of expenses described below, is a non-GAAP financial measure.  Our management believes that this non-GAAP financial measure is useful information for investors, shareholders and other stakeholders of our Company in gauging our results of operations on an ongoing basis.  We believe that EBITDA and Adjusted EBITDA are performance measures and have provided a reconciliation between net income and EBITDA and Adjusted EBITDA.  Neither EBITDA nor Adjusted EBITDA should be considered as an alternative to net income as an indicator of performance.  In addition, neither EBITDA nor Adjusted EBITDA takes into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.  We do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP.  These non-GAAP measures should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

The following unaudited table presents the Company's GAAP net income measure and the corresponding adjustments used to calculate “EBITDA” and “Adjusted EBITDA” for the thirteen and thirty-nine week periods ended September 28, 2019 and September 29, 2018.

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
GAAP net income	$335	$684	$3,049	$2,116
Income tax expense	70	253	255	736
Interest expense	390	305	1,276	971
Imputed interest on contingent consideration	(56)	-	40	-
Depreciation of property and equipment	304	337	944	1,116
Amortization of acquired intangible assets	82	7	247	40
EBITDA (non-GAAP)	$1,125	$1,586	$5,811	$4,979

Adjustments
Severance, professional fees and other charges	-	-	-	1,371
(Loss) gain on foreign currency transactions	(8)	(10)	(41)	19
Adjusted EBITDA (non-GAAP)	$1,117	$1,576	$5,770	$6,369

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	September 28, 2019	September 29, 2018
Net income	$335	$684
Adjustments to reconcile net income to cash used in operating activities	442	1,125
Changes in operating assets and liabilities:
Accounts receivable	727	4,496
Prepaid expenses and other current assets	(175)	(867)
Net of transit accounts receivable and payable	(39)	(466)
Accounts payable and accrued expenses	(1,901)	1,206
Accrued payroll and related costs	(769)	(760)
Right of use assets and liabilities	(14)	-
Income taxes payable	1	256
Total adjustments	(1,728)	4,990
Cash (used in) provided by operating activities	($1,393)	$5,674

Net cash used in investing activities	(58)	(810)
Net cash provided by (used in) financing activities	1,020	(4,552)
Effect of exchange rate changes	(44)	(33)
(Decrease) increase in cash and cash equivalents	($475)	$279

	Thirty-Nine Week Periods Ended
	September 28, 2019	September 29, 2018
Net income	$3,049	$2,116
Adjustments to reconcile net income to cash used in operating activities	1,936	2,527
Changes in operating assets and liabilities:
Accounts receivable	(5,184)	(1,664)
Prepaid expenses and other current assets	483	(593)
Net of transit accounts receivable and payable	923	(1,560)
Accounts payable and accrued expenses	(3,366)	(219)
Accrued payroll and related costs	(1,986)	905
Right of use assets and liabilities	245	-
Income taxes payable	30	552
Total adjustments	(6,919)	(52)
Cash (used in) provided by operating activities	($3,870)	$2,064

Net cash used in investing activities	(296)	(1,423)
Net cash provided by (used in) financing activities	4,160	(2,735)
Effect of exchange rate changes	(83)	(47)
Decrease in cash and cash equivalents	($89)	($2,141)

RCM Technologies, Inc.
Summary of Selected Income Statement Data
(Unaudited)
(In Thousands)

	Thirteen Week Period Ended September 28, 2019
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$15,140	$16,765	$8,345	$40,250
Cost of services	10,984	12,795	5,856	29,635
Gross profit	$4,156	$3,970	$2,489	$10,615
Gross profit margin	27.5%	23.7%	29.8%	26.4%

	Thirteen Week Period Ended September 29, 2018
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$19,424	$15,106	$8,029	$42,559
Cost of services	14,049	11,665	5,857	31,571
Gross profit	$5,375	$3,441	$2,172	$10,988
Gross profit margin	27.7%	22.8%	27.1%	25.8%

	Thirty-Nine Week Period Ended September 28, 2019
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$52,778	$64,305	$25,467	$142,550
Cost of services	38,666	49,395	18,554	106,615
Gross profit	$14,112	$14,910	$6,913	$35,935
Gross profit margin	26.7%	23.2%	27.1%	25.2%

	Thirty-Nine Week Period Ended September 29, 2018
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$62,412	$60,599	$22,070	$145,081
Cost of services	45,706	46,822	16,275	108,803
Gross profit	$16,706	$13,777	$5,795	$36,278
Gross profit margin	26.8%	22.7%	26.3%	25.0%